Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-172202

Prospectus Supplement No. 4
(To Prospectus dated April 8, 2011)

SNAP INTERACTIVE, INC.

6,630,000 SHARES OF COMMON STOCK

This Prospectus Supplement No. 4 supplements and amends the prospectus dated April 8, 2011, as supplemented by Prospectus Supplement No. 1 dated May 16, 2011, Prospectus Supplement No. 2 dated May 27, 2011 and Prospectus Supplement No. 3 dated August 9, 2011, collectively referred to herein as the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated October 27, 2011, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 1, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2011
SNAP INTERACTIVE, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-52176 (Commission File Number)	20-3191847 (IRS Employer Identification No.)
462 7th Avenue, 4th Floor, New York, NY 10018 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (212) 594-5050
363 7th Avenue, 13th Floor, New York, NY 10001 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2011, the Board of Directors of Snap Interactive, Inc. (the “Company”) appointed Jon D. Pedersen, Sr., to serve as the Company’s Chief Financial Officer, effective October 27, 2011. Clifford Lerner, the Company’s President and Chief Executive Officer, also previously served as the Company’s principal financial officer and principal accounting officer, and relinquished such duties to Mr. Pedersen upon his appointment as Chief Financial Officer. Mr. Lerner remains the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors.

Mr. Pedersen, age 40, comes to the Company from Warner Music Group.  Warner Music Group is a music company with interests in recorded music, music publishing and artist services that was acquired by Access Industries, Inc. in July 2011. Mr. Pedersen served as Senior Vice President – Controller from September 2008 to August 2011 and Vice President – Assistant Controller from May 2005 to September 2008 at Warner Music Group.  In addition, Mr. Pedersen previously served as Chief Financial Officer, Director and Assistant Director of WestLB Securities Inc., a New York based broker-dealer and subsidiary of WestLB AG.  Mr. Pedersen served as Chief Financial Officer from July 2000 to May 2005, as Director from April 2003 to May 2005 and as Assistant Director from July 2000 to April 2003 for WestLB Securities Inc. Mr. Pedersen also previously served as Vice President for Global Management Reporting and Associate – Fixed Income Derivatives at Goldman, Sachs & Co. from April 2000 to July 2000 and July 1998 to April 2000, respectively. Prior to July 1998, Mr. Pedersen served as a Senior Financial Analyst and Senior Accountant at Price Waterhouse LLP in Stamford, Connecticut.   Mr. Pedersen holds a Masters of Business Administration degree from Columbia Business School and a Bachelor’s degree in Business Administration with an emphasis in Accounting from the University of Connecticut.

On October 27, 2011, the Company and Mr. Pedersen entered into an Executive Employment Agreement (the “Employment Agreement”), to employ Mr. Pedersen as the Company’s Chief Financial Officer, effective as of October 27, 2011. The Employment Agreement has an initial term of two years, and will be automatically renewed for a successive one-year term, unless earlier terminated by either party upon prior written notice. Pursuant to the Employment Agreement, Mr. Pedersen is entitled to the following compensation and benefits:

●	A base salary at an annual rate of $250,000, which will be reviewed at least annually, and may be adjusted by the Board of Directors of the Company.

●	Eligibility to receive an annual incentive bonus of $100,000.

●	Awards of options to purchase 600,000 shares of common stock pursuant to the Company’s 2011 Long-Term Incentive Plan as described below.

●	Four weeks paid vacation annually and reimbursement of transportation costs up to $300 per month and cellular and data services up to $150 per month.

●	Eligibility to participate in the Company’s benefit plans that are generally provided for all employees.

Pursuant to its terms and conditions, the Employment Agreement may be terminated by the Company (i) upon Mr. Pedersen’s death or permanent disability, (ii) for Cause (as defined in the Employment Agreement) or (iii) without Cause. The Employment Agreement may be terminated by Mr. Pedersen at any time upon prior written notice to the Company. If the Company terminates Mr. Pedersen without Cause, then Mr. Pedersen is entitled to the following compensation and benefits:

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●
The Company will pay Mr. Pedersen his earned but unpaid base salary through the date of termination, any amounts to which he is entitled under the Company’s benefit plans and any unreimbursed reasonable business expenses.

●
If the termination occurs after the first thirty days of employment but before six months of employment and either prior to a change in control or within one year following a change in control, Mr. Pedersen will also be entitled to an additional one month of base salary.

●
If the termination occurs after the first six months of employment but before one year of employment and either prior to a change in control or within one year following a change in control, Mr. Pedersen will also be entitled to an additional three months of base salary.

●
If the termination occurs after the first year of employment and either prior to a change in control or within one year following a change in control, Mr. Pedersen will also be entitled to an additional six months of base salary.

The stock options granted to Mr. Pedersen are subject to the terms and conditions of the Company’s 2011 Long-Term Incentive Plan and a stock option agreement, which terms include that:  (i) upon the effective date of a “change in control”, there is immediate vesting of 50% of the then unvested options and vesting of the remaining unvested options on the earlier of (a) the original vesting date or (b) equally on the first and second anniversary of the effective date of the change in control (subject to early termination or forfeiture in accordance with the terms of the award agreement) and (ii) immediate forfeiture of any vested options upon violation of any non-compete or non-solicitation provisions of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Pedersen is also subject to a confidentiality covenant, a one year non-compete covenant, a two year non-solicitation covenant and a trading restrictions covenant on stock options, which includes a one year lock up period on the options granted. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

On October 27, 2011, pursuant to the Employment Agreement, the Company granted Mr. Pedersen two options to purchase an aggregate of 600,000 shares of common stock under the Company’s 2011 Long-Term Incentive Plan. The Company granted Mr. Pedersen an option to purchase 100,000 shares of common stock that has an exercise price equal to $0.651 per share and vests fifty percent on the date of grant and fifty percent on the six-month anniversary of the date of grant (subject to early termination or forfeiture in accordance with the award agreement).  The Company also granted Mr. Pedersen an option to purchase 500,000 shares of common stock that has an exercise price equal to $0.651 per share and vests in four equal annual installments beginning on the first anniversary of the date of grant (subject to early termination or forfeiture in accordance with the award agreement).

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On November 1, 2011, the Company issued a press release announcing the appointment of Mr. Pedersen as the Company’s Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this report (including Exhibit 99.1 attached hereto) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

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Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibit
10.1	Executive Employment Agreement, dated October 27, 2011, by and between Snap Interactive, Inc. and Jon Pedersen.

99.1	Press release, dated November 1, 2011, issued by Snap Interactive, Inc. (furnished pursuant to Item 7.01).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP INTERACTIVE, INC.

Date: November 1, 2011	By:	/s/ Clifford Lerner
	Name:	Clifford Lerner
	Title:	President and Chief Executive Officer

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EXHIBIT INDEX

Number	Description of Exhibit
10.1	Executive Employment Agreement, dated October 27, 2011, by and between Snap Interactive, Inc. and Jon Pedersen.

99.1	Press release, dated November 1, 2011, issued by Snap Interactive, Inc. (furnished pursuant to Item 7.01).

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EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into on October 27, 2011, by and between Snap Interactive, Inc., a Delaware corporation (the “Company”), and Jon Pedersen (“Executive”).  In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.           Agreement to Employ.  The Company desires to secure the services of Executive as its Chief Financial Officer.  The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company.  The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2.           Term of Agreement.  This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement.  The Agreement’s stated term and the employment relationship created hereunder will begin on October 27, 2011, and will remain in effect for two (2) years, unless earlier terminated in accordance with Section 9 (the “Initial Employment Term”).  This Agreement shall be automatically renewed for a successive one (1) year term after the Initial Employment Term (the “Renewal Term”), unless terminated by either party upon written notice (“Non-Renewal Notice”) given at least forty-five (45) days before the end of the Initial Employment Term, or unless earlier terminated in accordance with Section 9.  The period during which Executive is employed under this Agreement (including the Renewal Term) will be referred to as the “Employment Period.”

3.           Surviving Agreement Provisions.  Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 12 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4.           Services to be Provided by Executive.

(a)           Position and Responsibilities. Subject to the Agreement’s terms, Executive agrees to serve the Company as Chief Financial Officer.  Executive shall have the duties and privileges customarily associated with an executive occupying such role, and shall perform all reasonable acts customarily associated with such role, or necessary and/or desirable to protect and advance the best interests of the Company, including without limitation, signing the Company’s financial statements.  Executive will report to the Company’s Chief Executive Officer.

(b)           Executive’s Employment Representations.  Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Chief Executive Officer or the Board; (ii) will serve as an Executive of the Company; and (iii) shall not, directly or indirectly, have any interest in, or perform any services for, any business competing with or similar in nature to the Company’s business as set forth in Section 7.  Executive further represents to the Company that (i) he is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (ii) Executive is under no contractual, legal, or fiduciary obligation or burden that he will allow to interfere with Executive’s ability to perform services under the Agreement’s terms; and (iii) he has no bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would impact the Company or its ability to conduct securities offerings.

5.           Compensation for Services.  As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a)           Base Salary.  Executive shall receive a monthly salary (“Base Salary”) of Twenty Thousand Eight Hundred Thirty-Three dollars and Thirty-Three cents (U.S. $20,833.33) (annualized, U.S. $250,000), prorated for partial months of employment.  The Company will review Executive’s Base Salary at least annually during the Employment Period, and, in the sole discretion of the Board, may increase such base salary from time to time, but shall not be obligated to effectuate such an increase.  Executive’s compensation shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the Company’s normal payroll procedures.

(b)           Annual Bonus.  Executive shall be eligible to receive an annual incentive bonus (“Annual Bonus”) equal to One Hundred Thousand Dollars (US $100,000.00) (prorated for 2011 based on the number of days actually employed in 2011).  The Annual Bonus shall be payable during the annual review period (generally January or February) in the calendar year following the calendar year to which the Annual Bonus relates provided Executive is employed by the Company on such payment date.

(c)           Equity Award.  As soon as administratively practicable after first date of employment and subject to Board approval, Executive will receive the following stock options (the “Stock Options”):

(i)           a stock option with respect to one hundred thousand (100,000) shares of the Company’s common stock with an exercise price equal to the fair market value (as determined by the Board) of the Company’s common stock on the date of grant, vesting 50% on the date of grant and 50% on the 6-month anniversary of the date of grant (subject to early termination or forfeiture in accordance with the terms of the award agreement); and

(ii)           a stock option with respect to five hundred thousand (500,000) shares of the Company’s common stock, with an exercise price equal to the fair market value (as determined by the Board) of the Company’s common stock on the date of grant, vesting 25% per year over four years, with the first tranche vesting on the first anniversary of the date of grant (subject to early termination or forfeiture in accordance with the terms of the award agreement).

Each Stock Option shall be subject to the terms and conditions of the Company’s 2011 Long-Term Incentive Plan and a stock option agreement, which terms shall include: (i) upon the effective date of a “change in control” (as defined in the 2011 Long-Term Incentive Plan), immediate vesting of 50% of all then unvested options and vesting of the remaining unvested options on the earlier of (a) the original vesting date or (b) equally on the first and second anniversary of the effective date of the change in control (subject to early termination or forfeiture in accordance with the terms of the award agreement); and (ii) immediate forfeiture of any vested options upon violation of any non-compete or non-solicitation agreement between the Company and Executive.

(d)           Vacation.  During the Term, Executive shall be entitled to four (4) weeks paid vacation (prorated for 2011 based on actual number of days employed).  Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.  Upon the termination of Executive’s employment, for any reason, Executive will forfeit any accrued but unused vacation.

(e)           Transportation Benefits.  Executive shall be entitled to reimbursement of reasonable train transportation costs of up to $300/month, reduced by any required withholdings of taxes, in accordance with the Company’s reimbursement policy.

(f)           Cellular Service.  Executive shall be entitled to reimbursement of up to $150/month for cellular and data service for business purposes.

(g)           Other Benefits and Perquisites.  Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees. The Company shall be entitled to change or terminate these plans in its sole discretion at any time.  Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses (including transportation and cellular service expenses as set forth above) incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred.  The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.  Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

6.           Confidential Information.

(a)           Confidential Information.  The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”) and shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i)           Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others during the period of Executive’s employment by the Company;

(ii)           All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s business, trade secrets, products or services;

(iii)           Customer lists and prospect lists developed by the Company;

(iv)           Information regarding the Company’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v)           Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi)           Training materials developed by and utilized by the Company; and

(vii)           Any other information that Executive acquired as a result of his employment with the Company and which Executive has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

(b)           Disclosure Of Confidential Information. Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason: (a) use the information for any purpose other than the benefit of the Company; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company.  Executive shall also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

(c)           Return Of Information.  Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information.  Executive shall not retain any originals or copies of any documents or materials related to the Company’s business, which Executive came into possession of or created as a result of his employment with the Company.  Executive acknowledges that such information, documents and materials are the exclusive property of the Company.  In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7.           Restrictive Covenants.  In consideration for (i) the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, Executive agrees to enter into the following restrictive covenants.

(a)           Non-Competition.  Executive agrees that, during the Employment Period and thereafter during the Restricted Period (defined below), other than in connection with his authorized duties under this Agreement, he shall not, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in the Company’s Business (defined below) within the Restricted Area (defined below).  Notwithstanding the foregoing, Executive shall be permitted during the Employment Period to own, directly or indirectly, solely as an investment, securities of any organization or entity, which are traded on any national securities exchange or NASDAQ if Executive is not the controlling shareholder, or a member of a group that controls such organization or entity, and directly or indirectly, does not own three percent (3%) or more of any class of securities of such organization or entity.

For purposes of this Agreement:

“Restricted Period” means a period of one (1) year immediately following the date of Executive’s termination from employment for any reason.

“Business” means the business of establishing and/or providing social networking services and online dating services, and any other business the Company engages in during Executive’s employment and of which Executive participated in or had knowledge of Confidential Information regarding such business, or any business seriously contemplated by the Company during Executive’s employment and of which Executive participated in the assessment or potential initiation of such business or had knowledge of Confidential Information regarding such business.

“Restricted Area” means, because the Company’s business is nationwide, Executive’s responsibilities are nationwide in scope, and Executive has access to the Company’s Confidential Information on a nationwide basis, all States comprising the United States, and any other geographic area in which the Company conducts business and for which Executive has responsibilities during Executive’s employment.

(b)           Non-Solicitation.  Executive agrees that, during the Employment Period and thereafter during the Restricted Period, other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i)           Solicit business from, interfere with, attempt to solicit business with, or do business with any customer, referral source and/or sponsor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which:  (1) Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information.  This restriction in this Section 7(b)(i) applies only to the Business (as defined above) of the Company or any affiliate thereof; or

(ii)           Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

Notwithstanding the foregoing, the restrictions contained in this Section shall not apply to any individual who is a family member.

(c)           Non-Disparagement.  Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort.  Therefore, Executive agrees that during his employment and after the termination of his employment, Executive shall not in any way, directly or indirectly, publicly disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

(d)           Tolling.  If Executive violates any of the restrictions contained in this Section 7 (other than subsection (c) of this Section 7), the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company.

(e)           Remedies.  Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Sections 6 and 7 of this Agreement would result in irreparable injury to the Company.  In the event of a breach by Executive of Sections 6 or 7 of this Agreement, then the Company shall be entitled to (i) a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and/or (ii) recover attorneys’ fees, expenses and costs the Company incurs in such action.  Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action.

(f)           Reformation.  The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.  Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof.  Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company.

8.           Trading Restrictions.  Executive will be subject to certain trading and sale volume limitations as follows:

(a)           The acquired Stock Options (including any securities received upon exercise thereof or exchange therefor) will be subject to a lock-up period, whereby, for a period of one (1) year following the effective date of this Agreement (the “Lock-up Period”), Executive will be prohibited from selling, or otherwise transferring, such Stock Options (including any securities received upon exercise thereof or exchange therefor).

(b)           Following the Lock-up Period, Executive will be subject to certain volume limitations, whereby sales or transfers of all securities of the Company held by, or on behalf of, Executive will be limited to the lesser of:

(i)           Unless approved by the Board of Directors or Chief Executive Officer of the Company, the following with respect to the average daily reported volume of trading over the immediately preceding ninety (90) day period in the Company’s common stock on the Over-the-Counter Bulletin Board or such other stock exchange or quotation service upon which the Company’s common stock is then listed or quoted (the “Average Daily Reported Volume”):

• During any given day, 10% of the Average Daily Reported Volume, as measured from such day;

• During any given calendar week, 25% of the Average Daily Reported Volume, as measured at the beginning of such calendar week; and

• During any given ninety (90) day period, 100% of the Average Daily Reported Volume, as measured from the beginning of such ninety (90) day period, and

(ii)           The sales volume limitations applicable to affiliates pursuant to Rule 144 under the Securities Act of 1933, as amended.

(c)           Notwithstanding the foregoing, all sales of the Company’s securities held by, or on behalf of, Executive, will be subject to approval by the Company’s Chief Executive Officer (such approval not to be unreasonably withheld).

(d)           In addition to the foregoing, Executive will be subject to any applicable trading restrictions set forth in the Company’s insider trading policy.

9.           Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a)           Death or Permanent Disability.  This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive.  For this purpose, “permanent disability” shall mean that Executive is, by reason of any medically determinable physical or mental impairment that be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or is determined to be totally disabled by the U.S. Social Security Administration.

(b)           Termination for Cause.  The Company shall have the option to terminate Executive’s employment during the Employment Period, effective upon written notice of such termination to Executive, for Cause as the Company determines.  Under the Agreement, termination for “Cause” means the Company’s termination of Executive’s employment upon the occurrence of any of the following events:

(i)           Any act of fraud, misappropriation or embezzlement by Executive regarding any aspect of the Company’s business;

(ii)           The material breach by Executive of any Agreement provision and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the Board;

(iii)           The conviction of Executive by a court of competent jurisdiction or a felony or a crime involving moral turpitude;

(iv)           The intentional and material breach by Executive of any non-disclosure or non-competition/non-solicitation provision of any agreement to which Executive and the Company or any of its subsidiaries are parties;

(v)           The substantial failure by Executive to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the Board;

(vi)           The failure or refusal of Executive to follow the lawful directives of the Company, which, if curable, Executive failed or refused to cure within thirty (30) days after written demand is delivered;

(vii)           Willful conduct by Executive that is materially injurious to the Company;

(viii)           Acceptance of employment with any employer other than the Company except upon written permission of the Board; or

(ix)           The breach by Executive of his fiduciary duties to the Company.

The Company shall provide Executive with a written notice of termination, which can be provided on the date of termination. In the event Executive’s employment is terminated for Cause under this Agreement, Executive shall be entitled to the compensation provided in Section 10(a) below.

(c)           Termination by the Company without Cause.  The Company may terminate this Agreement without Cause at any time upon thirty (30) days written notice to Executive, during which period Executive shall not be required to perform any services for Employer other than to assist the Company in training his successor and generally preparing for an orderly transition; PROVIDED, HOWEVER, that Executive shall be entitled to compensation upon such termination as provided in Sections 10(a) and (b) below.

(d)           Termination by Executive for any Reason.  Executive may terminate this Agreement for any reason at any time upon thirty (30) days written notice to the Company.  Upon termination of this Agreement, the Company shall have no obligation to Executive other than as set forth in Section 10(a).

 (e)           Separation from Service. For purposes of this Agreement, including, without limitation, Sections 10 and 11, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

10.           Compensation Upon Termination. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a)           Compensation Upon Termination for Any Reason.  Upon termination of Executive’s employment during the Employment Period before the expiration of the stated term hereof for any reason, Executive shall be entitled to the following within thirty (30) days of such termination:

(i)           Salary.  The Base Salary earned by him before the effective date of termination as provided in Section 5(a) (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period to the effective date of termination; and

(ii)           Unreimbursed Business Expenses; Company Benefit Plans.  Any unreimbursed reasonable business expenses and any amounts to which Executive is entitled to under the Company’s benefit plans in accordance with their terms.

(b)           Additional Compensation and Benefits Upon Termination by the Company Without Cause Prior to or After One Year Following a Change in Control.  If the Company terminates Executive’s employment under this Agreement at any time following the first thirty (30) days of employment (i) without “Cause” (as defined in Section 9(b) above), with notice under Section 9(c) above, and (ii) either prior to a “Change in Control” or following the “Change Period” (as defined in Section 11(b) below), then the Company shall, subject to Executive’s execution of a general release of claims in favor of the Company and subject to Executive’s compliance with Section 6 and Section 7, provide to Executive in addition to the amounts set forth in Section 10(a) above:

(i)           If such termination occurs after the first thirty (30) days of employment and before six (6) months of employment, an amount equal to one (1) month Base Salary; payable in a lump sum, on the 60th day following termination of employment;

(ii)           If such termination occurs on or after six (6) months of employment but before twelve (12) months of employment, an amount equal to three (3) months Base Salary; payable in three (3) equal monthly installments, commencing on the 60th day following termination of employment; and

(iii)           If such termination occurs on or after twelve (12) months of employment, an amount equal to six (6) months Base Salary; payable in six (6) equal monthly installments commencing on the 60th day following termination of employment.

Executive shall have no obligation to mitigate any severance obligation of the Company under this Agreement by seeking new employment. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment.

Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each of these plans shall be determined in accordance with the terms, conditions, and limitations of the plans and any separate agreement executed by Executive which may then be in effect.

(c)           Penalty for Breach of Covenants. For any period of time that Executive is in breach of Section 6 or Section 7, the Company shall not be obligated to pay any severance payments referenced in this Agreement, the Company’s severance obligations shall terminate and expire, and the Company shall have no further obligations to Executive from and after the date of such breach.  Additionally, the Company may recover any severance pay previously paid to Executive for the period of time that Executive was in breach of Section 6 or Section 7.  The Company shall have all other rights and remedies available under this Agreement or any other agreement at law or in equity.

(d)           Release.  Payment of any of the amounts described in this Section 10 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the forty-five (45) day period following the end of Executive’s employment and not revoking such Waiver and Release of Claims during any applicable revocation period.

11.           Compensation Upon Change in Control.

(a)           Change in Control.  For purposes of this Agreement, a “Change in Control” of the Company occurs upon a change in the Company’s ownership or the ownership of a substantial portion of its assets, as follows:

(i) Change in Ownership.  A change in ownership of the Company occurs on the date that any Person, other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock.  However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control;

(ii) Change in Ownership of Substantial Portion of Assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) all or substantially all of the assets of the Company, by reason of any sale, lease, exchange or other transfer of the assets of the Company.  However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (2) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (4) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

For purposes of paragraphs (i) and (ii):

“Person” shall have the meaning given in Section 7701(a)(1) of the Code.  Person shall include more than one Person acting as a group as defined by the Treasury Regulations issued under Section 409A of the Code.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

The provisions of this Section 11(a) shall be interpreted in accordance with the requirements of the Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 11(a) shall be in compliance with the requirements of said Code Section and said Treasury Regulations.

(b)           Benefits Upon Termination Following Change in Control.

(i)           Severance Benefits.  If Executive’s employment with the Company is terminated by the Company (or by the acquiring or successor business entity following a Change in Control) other than for “Cause” (as defined in Section 9(b) above), during the one year period beginning on the date of a Change in Control (the “Change Period”), Executive shall receive, in lieu of the severance benefits described in Section 10(b) above and subject to Executive’s execution of a general release of claims as provided in Section 11(d) below, a severance benefit in an amount equal to one time Executive’s Base Salary (specified in Section 5(a)) as in effect on the date of the Change in Control.

(ii)           No Payments Upon Breach.  The Company shall have no obligation to provide Executive with any severance compensation under this Section 11 if Executive is in breach or violation of any of the covenants contained in Sections 6 or 7, which are applicable to Executive at the time of the severance payment.

(iii)           No Duplication of Payment.  The payment of severance benefits under this Section 11 shall be in lieu of, and not in addition to, any payments under Section 10(b).

(iv)           Time and Form of Payment.  Except as otherwise provided by Section 12, the Company shall pay the severance amount referenced in Section 11(b)(i) in a lump sum on the date that is sixty (60) days after the date of Executive’s termination.

(v)           Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect.

(c)           No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Section 11 by the amount of earnings or benefits received by Executive in future employment.

(d)           Release.  Payment of any of the amounts described in this Section 11 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the forty-five (45) day period following the end of Executive’s employment and not revoking such Waiver and Release of Claims during any applicable revocation period.

12.           Other Provisions.

(a)           Remedies; Legal Fees.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  In the event that the Company pursues and is successful in any action against Executive resulting from a breach of this Agreement, the Company shall be entitled to attorney’s fees.

(b)           Limitations on Assignment.  In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute.  Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company.  Any attempted assignment by Executive in violation of this Section 12(b) shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(c)           Severability and Reformation.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.  In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 12(c).

(d)           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

Jon Pedersen

If to the Company:

Snap Interactive, Inc.
462 7th Avenue, 4th Floor
New York, NY 10018

(e)           Further Acts.  Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(f)           Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter.  The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used.  Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(g)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h)           Venue.  The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

(i)           Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j)           Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(k)           Counterparts.  This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l)           Indemnification.  To the extent permitted by law, the Company will indemnify and hold Executive harmless against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Executive is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance.  Promptly after receipt by Executive under this section of notice of the commencement of any action (including any governmental action), Executive shall, if a claim in respect thereof is to be made against Executive under this section, deliver to the Company a written notice of the commencement thereof and Executive shall have the right to participate in, and, to the extent Executive so desires to assume the defense thereof with counsel selected by the Company and approved by Executive (whose approval shall not be unreasonably withheld); provided, however, that the indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by Executive, if representation of such indemnified party by the counsel retained by Executive would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to Executive within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Executive of any liability to the indemnified party under this section, but the omission so to deliver written notice to Executive will not relieve it of any liability that it may have to any indemnified party otherwise than under this section.  If the indemnification provided for in this section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then Executive, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of Executive on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of Executive and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by Executive or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

13.           Section 409A of the Code.

(a)           To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service.  During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6) month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A., or Bank of America, on the date of such “separation from service.”  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 13 (together with accrued interest thereon) shall be paid to Executive or Executive’s beneficiary in one lump sum.

(b)           It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

SNAP INTERACTIVE, INC.

By:	/s/ Cliff Lerner
Cliff Lerner
Chief Executive Officer

EXECUTIVE

By:	/s/ Jon Pedersen
Jon Pedersen

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (“Release”), effective as of the ______________ (the “Effective Date”), is made and entered into by and between Jon Pedersen (“Executive”) and Snap Interactive, Inc., a Delaware corporation (the “Company”).  Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Executive Employment Agreement made and entered into as of October __, 2011 by and between the Company and Executive (the “Agreement”).

WHEREAS, Executive and the Company are parties to the Agreement; and

WHEREAS, Section 10 and Section 11 of the Agreement provide that Executive is entitled to certain payments and benefits upon separation from employment if he signs a release agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Executive and the Company agree as follows:

1.           Global Release.  In consideration of the mutual promises contained in the Agreement, including the Company’s promises to pay Executive consideration under Section 10 or Section 11 of the Agreement, which are in addition to anything of value to which Executive is already entitled, Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against the Released Parties relating to or arising out of his employment during the Employment Period, or any terms of the Agreement in effect during the Employment Period, from the Effective Date and up to and including the date of this Release. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, creed, disability, religion, military status, family status, marital status, partnership status, domestic violence, stalking and sex offense victim status, arrest and conviction record, predisposing genetic characteristic, alienage or citizenship status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act, the New York City Human Rights Law, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or any other statutory or common law claims related to or arising out of his employment during the Employment Period or any terms of the Agreement in effect during the Employment Period, from the Effective Date and up to and including the date of this Release’s execution.  Notwithstanding the foregoing, nothing in this Release shall affect or impair: (i) any rights Executive may have to indemnification, including without limitation indemnification for attorneys’ fees, costs and/or expenses, pursuant to applicable statute, certificates of incorporation and by-laws of the Company or any of its affiliates; (ii) any of Executive’s rights arising under the Agreement; or (iii) any rights that Executive has as a former employee under the Company’s employee benefit plans (other than any severance plan).

2.           No Admission of Liability.  Executive understands and agrees that this Release shall not in any way be construed as an admission by the Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. The Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

3.           Time to Consider Release.  Executive acknowledges that he has been advised in writing by the Company that he should consult an attorney before executing this Release, and Executive further acknowledges that he has been given a period of forty-five (45) calendar days within which to review and consider the provisions of this Release.  Executive understands that if he does not sign this Release before the forty-five (45) calendar day period expires, this Release offer will be withdrawn automatically.

4.           Revocation Period.  Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release.  This Release will not become effective or enforceable, and the payments and benefits described under Section 10 will not become payable, until after this revocation period has expired without his revocation.  If Executive does not revoke the Release within the revocation period, the Company will commence the payments and benefits described under Section 10 or Section 11 of the Agreement within ten (10) days after the revocation period’s expiration date.

5.           Confidentiality of Release and Company Information.  Executive agrees to keep this Release, its terms, and the amount of payments and benefits related to this Release completely confidential.  Executive agrees and understands that he is prohibited from disclosing any terms of this Release to anyone, except that he may disclose the terms of this Release and the amount of the payments and benefits related to this Release to his attorney or as otherwise required by law.  Executive also agrees to continue to abide by the confidentiality provisions of the Agreement.

6.           Non-Disparagement.  Executive and the Company agree to continue to abide by the non-disparagement provisions of the Agreement.

7.           Agreement to Return Company Property/Documents. Executive understands and agrees that his last day of active work in any Company office or on any Company owned or leased property will be _______.  Accordingly, Executive agrees that:  (i) he will not take with him, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials, whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) he will promptly return to the Company all Confidential Information, documents, files, records and tapes, whether written in hardcopy form or electronically stored, that have been in his possession or control regarding the Company, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and all copies of these materials.  Executive further agrees that on ________, he will return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, Company credit cards, data, electronically stored information, lists, correspondence, notes, memos, reports, or other writings prepared by the Company or himself on behalf of the Company.

8.           Knowing and Voluntary Release.  Executive understands that it is his choice whether to enter into this Release and that his decision to do so is voluntary and is made knowingly.

9.           No Prior Representations or Inducements.  Executive represents and acknowledges that in executing this Release, he did not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release.

10.           Choice of Law.  This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of New York.  The parties agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

11.           Severability.  The Company and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

12.           Counterparts.  The Company and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a release of claims.

IN WITNESS WHEREOF, the Company and Executive hereto evidence their agreement by their signatures.

Executive Signature [Signature]	Company Representative [Signature]

Jon Pedersen	Company Representative [Printed Name]

Date	Date

EXHIBIT 99.1

Media Contact: Leah Taylor leah@snap-interactive.com

SNAP INTERACTIVE NAMES JON PEDERSEN CHIEF FINANCIAL OFFICER

Former Warner Music Group Executive Assumes Responsibilities to Manage Financial Reporting and Investor Relations at Leading Facebook App Developer

NEW YORK, NY, November 1, 2011 — SNAP Interactive, Inc. (OTCBB: STVI), a leading social application developer with over 50 million installs across its properties, is pleased to announce the appointment of Jon Pedersen, Sr. as Chief Financial Officer. Mr. Pedersen brings more than 15 years of corporate finance, SEC reporting, strategic planning and management experience to SNAP, having most recently served as Senior Vice President – Controller of Warner Music Group.  Prior to its acquisition by Access Industries in July 2011, Warner Music Group was the world’s only stand-alone publicly-traded major music company.  Mr. Pedersen will oversee all financial, investor and management reporting functions, and will also focus on increasing SNAP’s visibility within the market as it expands as a public company.

“This is an extremely exciting hire for SNAP and we’re thrilled to be in a position to add someone with Jon’s impressive background to the management team,” said SNAP’s President and Chief Executive Officer Clifford Lerner.  “I believe Jon will bring a lot of value in overseeing all aspects of our financial reporting, as well as managing investor relations activities as SNAP continues to grow its presence as a publicly traded company.  Jon’s passion and enthusiasm for the technology space makes him a natural fit for SNAP.  Additionally, Jon comes from a senior level position at a former New York Stock Exchange listed company and we believe the experience he brings from that role will be beneficial in helping scale SNAP’s planned growth organizationally.”

Prior to his role at Warner Music Group, Mr. Pedersen was Chief Financial Officer of WestLB Securities Inc., a New York based broker-dealer and subsidiary of WestLB AG.  Mr. Pedersen was also a Vice President at Goldman, Sachs & Co. and started his career at Price Waterhouse LLP in Stamford, Connecticut.  Mr. Pedersen holds a Bachelor of Science in Business Administration with an emphasis in Accounting from the University of Connecticut and an M.B.A. from Columbia Business School.

Mr. Pedersen’s appointment comes at an exciting time in SNAP’s history, highlighted by significant growth in the mobile space and continued growth of its flagship AreYouInterested.com brand.  SNAP currently has more than 30 employees and has increased its headcount by more than 100 percent since late 2010.  The Company has grown revenues for nine straight quarters and SNAP’s latest reported quarter produced the Company’s highest revenue total ever – $4.82 million – representing an increase of 288 percent over the year-ago quarter, putting the Company on an annualized revenue run-rate of more than $19 million.

“I’m extremely impressed with what SNAP has accomplished,” said Mr. Pedersen. “The Company has grown steadily and thoughtfully and I love SNAP’s long-term vision and its product roadmaps.  I share SNAP’s belief that mobile and social applications will provide significant opportunities for growth and feel that we are well positioned to take advantage of these opportunities.  Over the past few quarters, SNAP has gained meaningful traction in its installed user base and has been able to translate that traction into significant year-over-year revenue gains.  I’m excited to be able to play an important role in SNAP’s next chapter, helping to increase its investor relations profile while building out its corporate governance framework.”

SNAP thanks Virtus Recruiting for its efforts in bringing Mr. Pedersen to SNAP.

1

About SNAP Interactive, Inc.

SNAP Interactive, Inc. develops, owns and operates online dating and social networking applications for social networking websites and mobile platforms.  SNAP’s flagship brand, AreYouInterested.com®, is one of the largest social dating applications on the Internet with over 50 million installs, and offers a completely integrated Facebook, iPhone and Web application. SNAP also offers a multi-platform location-based service called WhoIsNear.com, which allows users to find and promote the best activities going on nearby. For more information, please visit http://www.snap-interactive.com/, its blog at http://blog.snap-interactive.com/, on Facebook at facebook.com/SnapInteractiveInc and on Twitter at @SNAPInteractive.

The references to our websites are inactive textual references only and not hyperlinks.  The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook® is a registered trademark of Facebook Inc. iPhone® is a registered trademark of Apple Inc.  Are You Interested?® is a registered trademark of SNAP Interactive, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed by the forward-looking statements, including, but not limited to, the following: the ability to obtain additional financing to implement the Company’s long-term growth strategy; the ability to effectively manage the Company’s growth; the ability to anticipate and respond to changing consumer trends and preferences; reliance on the Company’s sole officer and director and the Company’s ability to attract and hire key personnel; reliance on a very limited number of third party platforms to run the Company’s applications and the ability of third party platforms to take action against these applications, including the ability to restrict access to platform functionality, to remove an application from the platform, to force the Company to use their method of payment or to restrict the methods of collecting payments through their platform; the intense competition in the online dating marketplace; the ability to establish and maintain brand recognition; the ability to develop and support successful applications for mobile platforms; the ability to advertise the Company’s products through a variety of advertising media; the ability to develop and market new technologies to respond to rapid technological changes; the Company’s protection of its intellectual property; increased governmental regulation of the online dating, social networking or Internet industries; and circumstances that could disrupt the functioning of the Company’s applications and websites.  In evaluating these statements, you should carefully consider these risks and uncertainties and those described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-Ks, Form 10-Qs and other recent Securities and Exchange Commission filings.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made.

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